Exhibit 10.1

By E-mail

October 8, 2015

Dr. Geoffrey F. Cox
480 Beacon St., #1
Boston, MA 02115

Dear Geoff:

Re:                             Employment Agreement Amendment

Further to our recent discussions, this letter confirms our agreement to amend your Employment Agreement dated October 23, 2014 and amended April 21, 2015 (the “Employment Agreement”) as follows:

1.                                      Paragraph 1.1 of your Employment Agreement currently provides for a 12 month term of employment ending on October 22, 2015.  We agree to amend your Employment Agreement to extend the term of your Employment Agreement to 18 months from the Commencement Date.

2.                                      The first sentence of paragraph 4.3 of your Employment Agreement provides for compensation to be paid to you if you are terminated without reason or Cause before the end of the term of your employment.  We agree to amend paragraph 4.3 of your Employment Agreement to replace the entire first sentence with the following:

In the event QLT terminates Dr. Cox’s employment as set out in paragraph 4.2, Dr. Cox will be entitled to payment of an amount equal to the lesser of 2 months of Base Salary and the Base Salary for the period from the Last Day to April 22, 2016 (“Severance Pay”).

The remainder of paragraph 4.3 is unchanged.

In addition to the amendments set out above and subject to Board approval, QLT will grant you the following additional stock options (the “Additional Options”):

•                  After the completion or termination, as determined by the Board, of QLT’s previously-announced planned distribution to shareholders of those common shares to be acquired by QLT in Aralez Pharmaceuticals plc (including any cash distributions in lieu thereof) (the “Aralez Distribution”), QLT will grant to you options to purchase 100,000 common shares of QLT at a price equal to the closing price of QLT’s common shares on the Toronto Stock Exchange on the date the Board designates as the date of the grant.  Such options will be granted to you after the close of markets on the earlier of (a) the same date following the completion by QLT of the Aralez Distribution on which the Board approves QLT’s next annual grant of stock options to QLT employees; or (b) the 20th trading day after the completion by QLT of the Aralez Distribution.  If the Board determines that compliance with QLT’s policies does not permit the granting of stock options on such date, the options will be granted on the first trading day thereafter on which the Board determines that the granting of stock options is permitted.

•                  If during the term of your employment QLT completes a strategic acquisition of control in a biopharmaceutical business (the “Strategic Acquisition”), QLT will grant to you options to purchase 50,000 common shares of QLT at a price equal to the closing price of QLT’s common shares on the Toronto Stock Exchange on the date the Board designates as the date of the grant.  The date of grant for these options will not precede the date of the Aralez Distribution.  The determination of whether an acquisition is a Strategic Acquisition will be made by the Board in its discretion acting reasonably.

If your employment is terminated prior to April 22, 2016 pursuant to paragraph 4.2 of your Employment Agreement, then the Additional Options that have been granted as of your Last Day will fully vest as of your Last Day and will be exercisable in accordance with the Stock Option Plan.  Those Additional Options that have not been granted as of your Last Day are forfeited.

The Additional Options will vest in substantially equal amounts over 6 months starting one month after the date of the applicable grant, will have a ten year term from the applicable grant date and will be subject to the terms and conditions set out in QLT’s current Stock Option Plan and the applicable stock option agreement.

The amendments to your Employment Agreement and the agreement to grant you the Additional Options are effective as of the date that you return to us a copy of this letter signed by you where indicated below.

The capitalized terms that are not defined in this letter have the same meaning as the same capitalized term in your Employment Agreement.

Except as and only to the extent amended by this letter, your Employment Agreement will continue to apply to your employment with QLT Inc and all remaining terms of the Employment Agreement will remain unchanged.

Please confirm your agreement to this amendment to your Employment Agreement by signing where indicated below and returning to us a copy of this letter.

If you have any questions, please contact me.

Yours truly,

QLT INC.

/s/ Jeffrey Meckler	October 8, 2015
Mr. Jeffrey Meckler
Director

I confirm that I have agreed to the amendments to my Employment Agreement dated October 23, 2014 and amended April 21, 2015 on the terms as set out above.

/s/ Dr. Geoffrey F. Cox	October 8, 2015
Dr. Geoffrey F. Cox